RICHARD J. HANOWSKI, PH.D.

Director, Center for Truck and Bus Safety
Senior Research Scientist

Virginia Tech Transportation Institute
3500 Transportation Research Plaza
Blacksburg, VA 24061
Phone: (540) 231-1513
Email: hanowski@vtti.vt.edu

SUMMARY

- Ph.D. in Industrial and Systems Engineering from Virginia Tech (July, 2000).
- Experience includes transportation human factors with both heavy & light vehicles, laboratory & field testing, simulation, advanced system development & testing, naturalistic driving, design guideline development, and human performance evaluation.
- Skilled in all phases of research including conceptual framing, research design, data collection/synthesis/analysis, assessment of results, and presentation of findings.
- Principal Investigator or Co-PI on over $50 Million of contract research.
- Manager of a research group employing ~ 20 research staff.
- Proven ability to assemble, lead/manage multi-disciplinary/multi-organizational teams.
- Program Manager of a FMCSA Indefinite Delivery Indefinite Quantity Contract (IDIQ) for Commercial Motor Vehicle Research ($30M ceiling, 5 yr. contract).
- Program Manager of a NHTSA IDIQ ($37.5M ceiling, 5 yr. contract).
- Driver Impairment subject matter expert for the National Surface Transportation Safety Center for Excellence (2007-present).
- Author of more than 200 publications including journal articles, conference papers, book chapters, and technical reports.
- Expert on "distracted driving," particularly pertaining to commercial vehicle drivers; co-author on Distracted Driving chapter for *National Safety Council's Motor Fleet Safety Manual 5th Edition* (2010).
- Member of National Academy of Sciences panel on Fatigue in Motor Carrier Safety (2014-current).
- Selected by the USDOT to serve as an international expert on "distracted driving" to develop a definition, research agenda and provide domain expertise (2010-present).
- Research has impacted national transportation policy (e.g., truck driver HOS; driver distraction/texting).
- Past Vice Chair of the *ITS America, Safety Forum Committee & ITSA Coordinating Council* (2010-2013), and past Chair of the *ITSA Safety & Human Factors Committee* (2000-2002).
- Research has been featured many times in the media including the *NY Times*, the *Washington Post*, and on *CNN*, *The Discovery Channel Canada* and *The Weather Channel*
- Multiple research awards including recipient of the 2008 SAE International Arch T. Colwell Merit Award for outstanding paper; 2008 SAE Lloyd L. Withrow Distinguished Speaker Award; 2009-2010 Governor's Award Program nominee; the 2011 SAE International L. Ray Buckendale Lecture Award; 2012 Paul S. Richards Endowed Distinguished Visiting Lecture in Occupational Health; HFES's 2012 Best *Ergonomics in Design* Article Award.

EDUCATION

July 1, 2000	Ph.D., Industrial and Systems Engineering (Human Factors Engineering), Virginia Polytechnic Institute and State University, Blacksburg, Virginia. Dissertation Title: *Impact of Local/Short Haul Operations on Driver Fatigue*
1993	M.S., Psychology (Human Factors), University of Idaho, Moscow, Idaho
1988	B.A., Psychology (Advanced Degree), University of Saskatchewan, Saskatoon, Canada

RELEVANT EMPLOYMENT

2005-present	Virginia Tech Transportation Institute Director, Center for Truck & Bus Safety
2012-present	Virginia Tech Transportation Institute Senior Research Scientist
2003-2005	Virginia Tech Transportation Institute Leader, Truck & Bus Safety Group
1997-2012	Virginia Tech Transportation Institute Research Scientist, Safety & Human Factors Engineering Group
1996-1997	Center for Transportation Research/Virginia Tech Transportation Institute Graduate Research Assistant
1993-1996	Battelle Memorial Institute, Human Factors Transportation Center Research Scientist
1992-1992	General Motors Human Factors Intern
1991-1993	University of Idaho/National Center for Advanced Transportation Tech. Teaching Assistant/Graduate Research Assistant

Consulting

1999-present	Expert witness/support on legal cases
2008-present	Truck Safety Consulting, LLC- Personal consulting company
2011-present	Scientific Evaluator for VINNOVA (The Swedish Governmental Agency for Innovation Systems)
2008-2009	Nexan Inc- truck driver sleep apnea study
June 2006	Subject Matter Expert/Consultant for Circadian Technologies.
October 2005	Consultant to Washington Metropolitan Area Transit Authority on an overtime limitation proposal and future data collection needs.
October 2004	Invited to serve as Subject Matter Expert on a panel to identify and assess literature on fatigue in commercial vehicle trucking. Project funded by US DOT.

PRINCIPAL/CO-INVESTIGATOR: LIST OF SPONSORED RESEARCH

Project Title	Sponsor	Dates	Contract Award
CMV Driver Restart	FMCSA	1/28/2015-2/20/16	$4,000,000.00
Heads-Up Displays and Distraction Potential***	NHTSA	9/29/14-1/28/17	$309,424.00
Restorative Rest	FMCSA	9/29/14-9/29/15	$100,000.00
Modal Gap**	NHTSA	9/24/14-9/23/15	$306,056.00
Crash Risk by CMV Driver Schedules	FMCSA	5/30/14-5/29/15	$266,523
Transfer Data EDR to EDS***	NHTSA	4/28/14-4/27/15	$20,000
Update and Maintenance of the WinSMASH Crash Reconstruction Code***	NHTSA	4/28/14-4/27/15	$20,000
V2V DVI Characteristics On-Road Study***	NHTSA	4/10/14 - 8/9/15	$919,128
Validation of Integrated DVI Configurations and HFCV Principles 2.0***	NHTSA	2/10/2014- 8/11/15	$1,033,441
NDS Additional Analyses	NHTSA	9/20/13 - 1/31/15	$350,000
Seatbelt Interlock**	NHTSA	9/26/13 - 3/25/16	$650,000
Human Factors Evaluation of Level 2 and Level 3 Automated Driving Concepts***	NHTSA	9/28/12 -1/24/15	$950,434
Field Study of Heavy Vehicle Crash Avoidance Systems**	NHTSA	9/29/12 - 3/26/15	$2,141,505
Multiple Sources of Safety Information from V2V and V2I: Redundancy, Decision-Making, and Trust**	NHTSA	9/21/12 - 4/25/14	$727,763
Field Study of Light Vehicle Crash Avoidance Systems**	NHTSA	9/29/12-9/28/14	$1,373,725
HV Crash Warning Interfaces	NHTSA	9/23/11-3/22/14	$1,432,667
FAST DASH Program	FMCSA/ NSTSCE	9/13/10-9/12/15	$1,500,000
Commercial Driver Individual Differences Study	FMCSA	9/30/10-9/29/15	$3,000,000
Onboard Monitoring System Field Operational Test	FMCSA	9/29/09-9/19/15	$4,040,638
Enhancements to Safety Benefits Estimator Tool Kit for Heavy Vehicle Collision Mitigation Braking Systems **	NHTSA	9/27/12-5/28/14	$115,000

Field Study of the Efficacy of the New Restart Provision for Hours of Service*	FMCSA	9/29/12-10/28/13	$1,500,000
Effects of Detention Times on CMV Driver Safety	FMCSA	9/27/12-10/27/13	$305,007
Heavy Truck Crashworthiness Study **	NHTSA	9/27/12 - 12/17 /13	$161,510
Usage and Risk Differences when Using Hands-Free and Hand-Held Cell Phones: Data Analysis and Documentation***	NHTSA	2/1/12-11/30/12	$396,012
Fatigue Management Program Development	CCMTA	4/19/11-10/20/12	$899,795
UMTRI Crash Data**	NHTSA	9/23/11-7/22/12	$248,800
Testing and Recommend Best Practices for Nurse Tank Safety*	FMCSA	10/18/10-12/18/12	$387,916
Pinhole Leak: Nurse Tank Safety (with Mod)*	FMCSA	10/18/10-12/18/12	$563,272
UAB Truck Driver Aging*	FMCSA	9/23/11-6/22/12	$176,497
Smart Drive Cognitive Distraction	FMCSA	9/30/11-3/29/13	$400,000
Portable Devices***	NHTSA	9/23/11-6/22/12	$137,050
HFCV Integrated and Guide (with Mod)***	NHTSA	9/23/11-9/22/13	$2,906,955
Volvo Inattention Monitoring (The Volvo Inattention project was sponser by NTRCI (The National Transportation Research Center, Inc.) University Transportaiton Center)	NTRCI	2/1/11-9/30/11	$3,412
Sleep Apnea Case Study	NSTSCE	9/1/09-9/30/11	$125,000
Common Distracting Driving Taxonomy	NSTSCE	7/1/10-9/30/11	$25,000
Identifying high-risk truck drivers using naturalistic approach	NSTSCE	10/1/10-9/30/11	$25,000
Survey of US light vehicle driver education programs	NSTSCE	10/1/10-9/30/11	$20,000
Case study on worksite health and wellness program	NSTSCE	10/1/10-9/30/11	$25,000
Supporting CMV driver distraction outreach	NSTSCE	10/1/10-9/30/11	$30,000
Investigation of hands-free phone use during high and low driving task demands	NSTSCE	10/1/10-9/30/11	$25,000
Driver Sleep Characteristics	UAB	2/1/11-9/30/11	$6,065

HOS and Work Hours	FMCSA	6/11/10-6/10/11	$183,607
Consolidated Credentials	NAS	2/18/10-2/17/11	$225,000
Speed Limiter	FMCSA	2/1/09-3/31/11	$149,373
E-CVIS (IVS) FOT	NHTSA/ FMCSA	8/12/08-2/11/11	$1,696,250
Driver Fatigue and Health Website	NSTSCE	10/25/09-1/1/11	$100,000
Nurse Tank Assessment[1]*	FMCSA	9/26/08-12/31/10	$326,600
CVO IntelliDrive	NHTSA	4/20/10-12/19/10	$94,079
Motor Carrier Practices Phase II*	FMCSA	2/26/10-10/31/10	$506,500
LTCCS-Nat Database study	FMCSA/ NSTSCE	9/1/08-8/31/10	$300,000
Driver Distraction Analysis (DriveCam)	FMCSA	9/1/09-8/31/10	$175,000
Enhanced Rear Signaling for Trucks	FMCSA	9/19/08-9/18/10	$945,343
Commercial Motor Vehicle Driving Simulator Validation Study	FMCSA	8/15/06-8/14/10	$1,724,476
Pulsar Data Prep	FMCSA	6/1/10-7/31/10	$6,000
Driver Distraction Expert Focus Group	ITS JPO/ NHTSA/ FHWA	4/26/10-6/19/10	$12,651
Motorcoach Distraction	FMCSA	2/23/09-3/22/10	$50,000
Aspheric Synthesis	NHTSA	4/30/09-12/30/09	$50,000
Web-Based CMV Regs	FMCSA	11/1/08-6/30/09	$86,673
Motor Carrier Restart*	FMCSA	9/19/08-9/18/09	$529,926
Hours-of-Service Task Order*	FMCSA	9/11/08-11/15/09	$179,578
Motor Coach Driver Fatigue*	FMCSA	3/1/08-11/30/09	$426,641
School Bus Synthesis	FMCSA	3/1/08-1/31/09	$26,000
Peer Review 3	FMCSA	6/5/09-8/30/09	$24,000
Truck Driver Health and Fatigue	NSTSCE	7/13/07-7/12/10	$40,000

Development & Evaluation of a Naturalistic Observer Rating of Drowsiness	NSTSCE	7/13/07-7/12/10	$45,000
Driver Distraction in Commercial Vehicle Operations (with HOS mod)	FMCSA	7/17/07-7/31/09	$472,388
Super DR	Proprietary	7/10/07-9/30/08	$108,000
Development of Hazardous Materials (HM) Shipper Prioritization program	FMCSA/ VTRC	1/1/08-12/31/08	$225,000
Research to Identify Factors that Affect the Service Life of Cargo Tanks	FMCSA/ VTRC	1/1/08-12/31/08	$425,000
Hazardous Materials (HM) Serious Crash Analysis-Phase III	FMCSA/ VTRC	1/1/08-12/31/08	$300,000
Peer Review 2	FMCSA	9/15/08-11/15/08	$9,999
Assessment of a Drowsy Driver Warning System: Revised Analysis Plan	NHTSA	8/29/07-10/28/08	$327,304
Defensive Driving Tips for CMV Drivers: An Internet Based Approach	FMCSA	7/17/07-10/16/08	$103,436
Human Performance Evaluation of Brake Assist Systems	NHTSA	5/15/06-8/14/08	$400,000
Evaluating the Safety Benefits of a Low Cost Driving Behavior Management System in Commercial Vehicle Operations	FMCSA	7/17/07-7/16/09	$164,143
Driver and Management Training Needs for Small Passenger Carriers	Booz Allen Hamilton/ FMCSA	6/9/06-7/9/08	$72,588
Enhanced Camera/Video Imaging System (C/VIS) for heavy vehicles	NHTSA	4/1/06-3/31/08	$750,000
Naturalistic Heavy Vehicle Study	FMCSA	12/01/04-3/31/08	$929,000
Safety Benefit Evaluation of a Forward Collision Warning System	NHTSA	8/25/06-2/24/08	$350,000
Develop Techniques to Address Fatigue Driver Issues	NSTSCE	1/1/07-12/31/07	$100,000
Comparison of the 10th and 11th Hours of Driving	ATRI	10/01/07-12/31/07	$35,000
Commercial Motor Vehicle Driver Risk Factors Study	Booz Allen Hamilton/ FMCSA	5/9/06-9/11/07	$226,514
Study of Driver Performance/ Acceptance Using Aspheric Mirrors in Light Vehicle Applications	NHTSA	6/15/04-6/30/07	$400,000
Development of Performance Specs for Indirect Visibility Systems on Heavy Trucks	NHTSA/ FMCSA	8/14/03-6/30/07	$858,857
Focus Groups in Support of the Development and Assessment of a Driver Drowsiness Monitoring System	Implementation Center (GMU/ FHWA)	10/16/06-6/15/07	$41,681

Synthesis Report of the Impact of Behavior-Based Safety Techniques on Commercial Motor Vehicle Drivers	Maine Way Services/TRB	1/12/06-11/12/06	$28,000
Instrumented Heavy Vehicle Study to Assess Driving Performance Associated with In-Vehicle System Use	Proprietary	8/1/06-10/31/06	$52,265
511 Virginia Statewide Evaluation	VDOT	10/1/04-9/30/06	$200,000
FMCSA Data Mining with FOT Data	FMCSA	8/24/04- 9/30/05	$800,000
Drowsy Driver Warning System field Operational Test	NHTSA/ FMCSA/ ITS JPO	9/30/02-9/30/05	$3,799,486
Convex Mirror Survey	NHTSA	2/10/05- 6/10/05	$50,000
Fatigue Analysis of Truck Driver Work Schedules	SAIC	11/15/04-4/29/05	$19,989
Field Evaluation of Alternative Automated Systems for Reducing Illegal Passing of School Buses	NHTSA	9/30/00-8/31/04	$280,000
Driver Drowsiness Analysis of Local/Short Haul Video Data	USDOT/ Volpe	12/19/02-6/30/03	$85,000
Evaluation of Heavy Vehicle Nighttime Directional Guidance Enhancements	FMCSA	10/1/00-8/31/02	$63,000
Driver Distraction Analysis on Naturalistic Heavy Vehicle Data	NHTSA/ Volpe	8/6/01-11/15/01	$25,000
TOTAL PROJECT AWARDS		8/6/01-present	$51,227,942

** Serves as PI through a FMCSA IDIQ task order. Project passed through to subcontractor.*
*** Serves as PI/Co-PI through a NHTSA IDIQ task order. Project passed through to subcontractor.*
**** Serves as PI of master agreement governing this task order*

HUMAN FACTORS TRANSPORTATION EXPERIENCE

Example Projects

Onboard Monitoring System Field Operational Test
The objective of this FMCSA-sponsored project is to determine whether an onboard monitoring system (OBMS) will reduce at-risk behavior among commercial drivers and improve driver safety performance. This project will determine if safe driving behavior may be enhanced by recording and reporting SCEs, with safety managers subsequently coaching the driver using these safety events as feedback. Operator monitoring and feedback can be characterized as a behavior-based safety method. Safe behavior is rewarded, and unsafe behavior is coached,

thereby proactively improving overall safety. The OBMS to be used during this study will record through snippets of video and other performance/kinematic measures unsafe driving behaviors and will provide real-time feedback to drivers. Recorded driver problems (e.g., hard braking) will then be transmitted to and reviewed by the driver's fleet safety manager. Depending on the judgment of the fleet safety manager, the recorded incident can then be shown to the driver during a coaching session with the goal of pinpointing the problematic behavior and providing instruction about how to avoid that problem in the future. Corrected action and improved behavior are the expected results of drivers viewing their recorded errors alongside their safety managers and receiving instruction as to the nature of the problematic behavior. Hypothetically, successful implementation of the OBMS program may significantly reduce the number and severity of crashes involving commercial motor vehicles (CMVs). This study is expected to be completed in 2015 (Project P.I.; contract award = $5,139,025).

Case-Control Commercial Driver Individual Differences Study
Sponsored by FMCSA, the objective of the Case-Control Commercial Driver Individual Differences Study (CDIDS) is to examine an array of driver and situational factors and determine the prevalence of these factors and their relationships to crash involvement. The goal of CDIDS is to identify and prioritize commercial driver individual differences with respect to risk factors. These risk factors will comprise personal elements such as demographic characteristics, medical conditions, personality traits, personal attitudes, and behavioral history. Risk factors will also include conditions of the work environment such as carrier operations type and compensation methods. The study will identify risk factors by linking the characteristics of individual drivers with their driving records during the duration of the study, especially the occurrence or absence of safety-related events (e.g., preventable crashes, crashes regardless of preventability, moving violations, and vehicle inspection violations). This study is expected to be completed in 2015 (Project P.I.; contract award = $3,000,000).

The Development of Guidelines and Materials to Enable Motor Carriers to Implement a Fatigue Management Program
Commercial carriers, regulators, and commercial vehicle drivers have historically responded to fatigue management by working/driving within prescribed hours of service (HOS) rules. Recent fatigue management research indicates that other factors are involved in driver fatigue and safety performance. There was sufficient knowledge available to facilitate the development of a guide for motor carriers that addresses the design of a Fatigue Management Program (FMP) and implementation into ongoing carrier operations. This project, sponsored by the Canadian Council of Motor Transport Administrators, developed an FMP as a series of modules each covering required topics and directed at specific audiences and is publicly available at: http://www.nafmp.org/en/ (Project P.I.; contract award = $899,795)

Cell Phone Distraction in Commercial Trucks and Buses: Assessing Prevalence in Conjunction with Crashes and Near-Crashes
This FMCSA-funded study analyzed data that DriveCam, an on-board safety system provider, had collected over a 1-year period. The focus of the analysis was on assessing the risk associated with distracted driving for commercial truck and bus drivers. Driving event data collected from in-service commercial trucks (3-axle and tractor-trailer) and buses were analyzed to, in part; determine the frequency of the following cell-phone activities: dial cell phone, reach for cell

phone, reach for Bluetooth/headset/earpiece, talk/listen on hands-free cell phone, talk/listen on hand-held cell phone, and text/email/surf web on cell phone. The results of these analyses will provide information on the scope of cell phone use, and other distractions, during safety-critical events (including crashes, near-crashes, and crash-relevant conflicts) over a 1-year period (September 6, 2009 to September 5, 2010). (Project Co-P.I.; contract award = $175,000).

Research on the Safety Impacts of Speed Limiter Device Installations on Commercial Motor Vehicles
Initial research has shown that use of speed limiters in commercial vehicle operations may improve safety. This FMCSA-funded study builds on previous research to gain a better understanding of speed limiter implementation effects, both from a safety (reduction in crash numbers and severity) and economic (increased fuel economy and reduced maintenance) point of view. The study found benefits for speed limiters and the results were document in a technical report and journal paper. (Project Co-P.I.; contract award = $149,373).

Commercial Motor Vehicle Driving Simulator Validation ("Sim Val") Study Phase II
Funded by FMCSA, the "SimVal" study evaluated the effectiveness of a driver training simulator for purposes of commercial (large truck) driver training and testing. The scope of the training included basic vehicle operation, safe operating practices, and advanced capabilities (e.g., extreme driving conditions, emergency maneuvering). The study also assessed the potential applicability of simulators to commercial driver licensing and the overall value of formal training for commercial drivers. The results were published in a technical report, journal paper and conference papers (Project Co-P.I.; contract award = $1,724,476).

Driver Distraction in Commercial Vehicle Operations
This FMCSA-funded analysis project involved analysis of VTTI's naturalistic truck data collected in two commercial vehicle operations (CVO) studies. In total, the CVO naturalistic dataset included 203 drivers, 7 fleets, 55 trucks, and 3 million miles of continuously collected driving data. Analyses were focused on identifying non-driving tasks and behaviors that drivers engaged in prior to involvement in safety events and comparing that to normal, baseline driving. Key findings were that texting-while-driving was associated with an odds ratio of 23. Findings from the study were reported in the *New York Times* and several other media outlets. The study has had an impact on national and international transportation policy and legislation and opened up a nation-wide debate. Note that after the project had commenced, a modification was made by the sponsor that added an analysis component focused on hours-of-service in CVO. (Project P.I.; contract award = $472,388).

Development and Assessment of a Driver Fatigue Monitoring System
This is 18-month project was awarded in May 2006 and was funded by FMCSA. Of the motor-vehicle related deaths, 44% and 29% were attributed to collisions between vehicles, and to collisions between vehicles and a fixed object, respectively. Approximate 28% of all motor-vehicle accidents were the result of a rear-end collision. Driver impairment due to drowsiness is known to be a major contributing factor in many of these accidents. It follows that fatigue-induced driver impairment is a leading cause of fatalities in the United States, particularly with respect to rear-end collisions and road departures where collision with a fixed object is likely. A system is needed that could quantify driver fatigue and provide a real-time warning to the driver

and/or a control output to the vehicle or other systems as warranted. The objective of this project was to develop a prototype integrated system that combines machine vision-based drowsy driver monitoring technology and analysis of operator/vehicle performance parameters to reliably assess driver fatigue. Study results were published in a technical report and conference papers (Project Co-P.I.; contract award = $300,000).

Drowsy Driver Warning System Field Operational Test
This three-year, $7.5 million (including VT cost share) NHTSA/FMCSA/ITS JPO/VT-sponsored project began in September of 2002. The purpose of this project was to collect on-road data that can be used to evaluate the effectiveness and operational capabilities, limitations, and characteristics of a Drowsy Driver Warning System (DDWS). A DDWS is dash mounted device that can detect physiological indications of driver drowsiness and provides feedback to the driver regarding their drowsy state. The study involved 46 instrumented heavy trucks with highly capable data collection equipment, and having these trucks operated by 103 truck drivers. Data collection began in May 2004 and ended in September 2005. Each driver was scheduled to drive for approximately 4 months. Approximately 2.2 million miles of driving data were collected in this, the largest USDOT study ever conducted. Over 12 terabytes of naturalistic driving data was collected in this study. (Project P.I.; contract award = $3,799,486).

Field Evaluation of Alternative Automated Systems for Reducing Illegal Passing of School Buses
For the National Highway Traffic Safety Administration, this 48-month project began in September 2000. The objectives of this effort were: (i) determine the feasibility of developing and implementing a prototype system using advanced technology that would automatically document the identity of drivers and their vehicles that illegally pass stopped school buses, (ii) if feasible, build one or more prototype units, (iii) design and conduct a pilot field test to determine system adequacy, including its accuracy and reliability, and (iv) develop a set of recommendations for further development, research, and demonstration of the approach in a field operational setting. Study results were published in a technical report and conference papers and the study findings led to the filing of a provisional patent on the technology developed (Project P.I.; contract award = $280,000).

Impact of Local/Short Haul Operations on Driver Fatigue
For the Federal Highway Administration, Office of Motor Carriers, this three-year project began in October 1996. The goal of the project was to evaluate the impact of fatigue and inattention in local/short haul (L/SH) operations. Two research phases were conducted. The first phase involved conducting focus groups with L/SH drivers. The second phase involved an on-road study where L/SH trucks were instrumented and driven by L/SH drivers on their regular routes. (Served as Lead Researcher; project was my dissertation; for this research effort, I was awarded first place in a research competition at Virginia Tech in the area of Physical Sciences and Engineering).

Expert Witness/Consultant
To support expert witness/consulting activities, formed Truck Safety Consulting, LLC.

Vehicle System Research

For General Motors, conducted a research overview and test plan for studies involving collision warning. The plan was to be used for future human factors research investigating collision warning issues. (General Motors; internship).

Graduate Assistant
For the University of Idaho, worked as a teaching assistant. Courses responsible for included Research Methods, Statistics, Cognitive Psychology, Industrial/Organizational Psychology, Social Psychology and Learning Psychology. (University of Idaho, Psychology Department).

REFEREED PUBLICATIONS

Thiese M.S., Moffitt G., Hanowski R.J., Kales S.N., Porter R.J., Hegmann K.T. (2015). Commercial Driver Medical Exams: Prevalence of Obesity, Co-morbidities and Certification Outcomes. *Journal of Occupational and Environmental Medicine*, ISSN: 1536-5948. http://www.ncbi.nlm.nih.gov/pubmed/25710607 .

Hickman, J.S., Guo, F., Camden, M.C., Hanowski, R.J., Medina, A., & Mabry, J.E. (2015). Efficacy of roll stability control and lane departure warning systems using carrier-collected data. *Journal of Safety Research, 52*, 59-63.

Soccolich, S.A., Fitch, G.M., Perez, M.A., and Hanowski, R.J. (2014). Comparing handheld and hands-free cell phone usage behaviors while driving. Traffic Injury Prevention, DOI: 10.1080/15389588.2014.934958. http://www.tandfonline.com/doi/full/10.1080/15389588.2014.934958

Dunn, N.J., Hickman, J.S., and Hanowski, R.J. (2014). Crash trifecta: A complex driving scenario describing crash causation. In N. Stanton, S. Landry, G. Di Bucchianico, & A.Vallicelli (Eds) *Advances in Human Factors and Transportation Part III*, pp. 369-375. Danvers, MA: AHFE Conference © 2014.

Hanowski, R.J., Morgan, J., Soccolich, S., and Tidwell, S.S. (2014). Comparing truck driving performance in a simulator and instrumented vehicle. In N. Stanton, S. Landry, G. Di Bucchianico, & A.Vallicelli (Eds) *Advances in Human Factors and Transportation Part III*, pp. 376-387. Danvers, MA: AHFE Conference © 2014.

Fitch, G.M., Hanowski, R.J., & Guo, F. (2014): The Risk of a safety-critical event associated with mobile device use in specific driving contexts. Traffic Injury Prevention, DOI: 10.1080/15389588.2014.923566

Hickman, J.S. and Hanowski, R.J. (2013). Effectiveness of fleet cell phone polices and state cell phone laws in reducing commercial motor vehicle drivers' cell phone usage while driving. Peer reviewed book chapter from the *2nd International Conference on Driver Distraction and Inattention.*

Morgan, J.F., Tidwell, S.A., Blanco, M., Medina-Flinstch, A., and Hanowski, R.J. (2013). Commercial truck driver performance in emergency maneuvers and extreme roadway conditions presented in a driving simulator. *Washington Academy of Sciences, 99*(1), pp. 25-37.

Hanowski, R.J., Olson, R.L., Hickman, J.S., and Bocanegra, J. (2013). *Driver distraction in commercial motor vehicle operations*. In M.A. Regan, John D. Lee and Trent W. Victor (Eds) *Driver distraction and inattention: Advances in research and countermeasures*. Chapter 9, 141-156. Surrey, United Kingdom: Ashgate.